NEWS RELEASE

The Hartford Closes Sale Of Talcott Resolution

HARTFORD, Conn., May 31, 2018 – The Hartford has completed the sale of Talcott Resolution, its run-off life and annuity businesses, to a group of investors led by Cornell Capital LLC, Atlas Merchant Capital LLC, TRB Advisors LP, Global Atlantic Financial Group, Pine Brook and J. Safra Group as of May 31, 2018.

“This completes our exit from the run-off life and annuity businesses and significantly reduces our capital markets exposure,” said The Hartford’s Chairman and CEO Christopher Swift. “We now have greater financial flexibility and a business mix that will improve our ROE and earnings growth profile over time.”
Total consideration to The Hartford is approximately $2.05 billion, including cash paid by the buyers, a pre-closing cash dividend, debt included as part of the sale and a 9.7 percent ownership stake in the new company. In addition, The Hartford will retain Talcott Resolution tax benefits with an estimated GAAP book value of approximately $700 million, which will be available for realization subject to the level and timing of The Hartford’s taxable income. Total value of the sale is $2.75 billion, including the total consideration and the carrying value of the retained tax benefits.

Hartford Investment Management Company (HIMCO), The Hartford’s investment management group, has a five-year contract to manage a significant portion of Talcott Resolution’s investment portfolio. In addition, The Hartford will provide to and be reimbursed by Talcott Resolution for certain transition services for up to two years.

The new company will operate under the name Talcott Resolution. About 375 of The Hartford’s employees have joined the new company and will be located in offices in Windsor, Connecticut, and Woodbury, Minnesota. “We believe Talcott Resolution is well positioned for continued success with an experienced and talented team with proven operational capabilities, supported by an accomplished investor group,” said The Hartford’s Chief Financial Officer Beth Bombara.

About The Hartford
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com. Follow us on Twitter at www.twitter.com/TheHartford_PR.

The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Conn. For additional details, please read The Hartford’s legal notice.

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Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our 2017 Annual Report on Form 10-K, subsequent Quarterly Reports on Forms 10-Q, and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

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Media Contact:	Investor Contact:
Michelle Loxton	Sabra Purtill, CFA
860-547-7413	860-547-8691
michelle.loxton@thehartford.com	sabra.purtill@thehartford.com